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                                                                     Exhibit 8.1


                            [REED SMITH LLP LETTERHEAD]


__________ __, 2002



Corporate Property Associates 10 Incorporated
50 Rockefeller Plaza
New York, NY 10020


Ladies and Gentlemen:

      We have acted as counsel to Carey Institutional Properties Incorporated (the "Company"), a Maryland corporation, in connection with the execution and delivery of the Agreement and Plan of Merger dated as of December __, 2001 (the "Merger Agreement") between the Company and Corporate Property Associates 10 Incorporated ("CPA:10"), a Maryland corporation, pursuant to which CPA:10 will merge with and into the Company (the "Merger"). This opinion letter is being furnished to you pursuant to Section 6.03(c) of the Merger Agreement and the registration statement on Form S-4 containing the joint proxy statement/prospectus of the Company and CPA:10 (the "Registration Statement"), filed with the Securities and Exchange Commission on December __, 2001. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Merger Agreement.

      In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):
(1) the Merger Agreement; (2) the articles of merger to be filed with the Maryland Secretary of State upon consummation of the Merger; (3) the Registration Statement; (4) the Indenture (the "Indenture") between the Company and Bank of New York, as trustee, and the form of promissory notes contained therein (the "Notes"); (5) the Company's articles of incorporation, as amended through the date hereof; (6) CPA:10's articles of incorporation, as amended through the date hereof; (7) the Company's bylaws, as amended through the date hereof; (8) CPA:10's bylaws, as amended through the date hereof; (9) the Company officer's certificate dated __________ __, 2002 (the "Company Certificate") delivered to us; and (10) the CPA:10 officer's certificate dated __________ __, 2002 (the "CPA:10 Certificate") delivered to us (collectively, the "Documents").

      In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

      1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion letter is accurate and completely
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describes all material facts relevant to our opinion, and all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of the Merger.

      2. The Merger will be consummated in accordance with, and will qualify as a statutory merger under, the applicable laws of Maryland.

      3. All representations as to factual matters made in the Company Certificate and the CPA:10 Certificate are true, correct, and complete and will continue to be true correct and complete as of the Effective Time. Any representation or statement made in the Company Certificate and the CPA:10 Certificate "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

      4. Pursuant to its election to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1990, CPA:10 has qualified, and through the Effective Time of the Merger, will continue to qualify, as a real estate investment trust under Subchapter M of the Code.

      5. The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (and assuming satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of the Company and CPA:10 will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations thereunder; and the Merger Agreement is valid, binding and enforceable against CPA:10 in accordance with its terms.

      Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that:

      1. The Company is a corporation duly organized, validly existing and is in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to own and operate its property and to conduct the business in which it is engaged.

      2. The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party. The Company has duly executed and delivered each Document to which it is a party.

      3. Each of the Merger Agreement, the Indenture and the Notes constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except (i) to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in


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equity or at law); and (ii) to the extent that any equitable remedies may be subjected to judicial discretion.

      4. Neither the execution, delivery or performance by the Company of any of the Documents to which it is a party, nor compliance by the Company with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation or, to the best of our knowledge, any order, writ, injunction or decree of any court or governmental instrumentality, or (ii) will violate any provision of the articles of incorporation or bylaws of the Company.

      5. No order, consent (other than the consent of the shareholders of the Company and CPA:10 to be obtained pursuant to the joint proxy statement contained in the Registration Statement), approval, license, authorization or validation of, or filing, recording or registration with, or exemption by (other than the filing of the Registration Statement with the Securities and Exchange Commission and any applicable state securities regulation authorities), any foreign or domestic governmental or public body or authority, or any subdivision thereof, or any other third party (except as have been obtained or made prior to the date hereof), is required to authorize, or is required in connection with
(i) the execution, delivery and performance of any Document by the Company or
(ii) the legality, validity, binding effect or enforceability of any Document as it relates to the Company.

      6. To the best of our knowledge, neither the execution, delivery or performance by the Company of the Documents to which it is a party, nor the compliance by the Company with the terms and provisions thereof, nor the consummation of the transaction contemplated therein, will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Company pursuant to the terms of any indenture (other than the Indenture), mortgage, deed of trust, credit agreement, loan agreement or other material agreement or instrument to which the Company is a party or may be subject.

      7. For federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

      8. The discussion in the Registration Statement under the caption "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" is complete and accurate in all material respects.

      9. Commencing with the Company's taxable year ended December 31, 1991, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and the Company's proposed method of continued operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.


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      In addition, based upon, subject to and limited by the assumptions and qualifications set forth herein, we confirm our opinions described under the caption "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement.

      In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

      1. These opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury regulations and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither the Company nor CPA:10 has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

      2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including the Merger or any other transaction undertaken in connection with the Merger).

      3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of CPA:10 that may be relevant to particular CPA:10 stockholders, such as dealers in securities, corporate stockholders subject to the alternative minimum tax and foreign persons.

      4. Our opinions set forth herein are based upon the description of the contemplated transactions as set forth in the Merger Agreement and the sections of the Registration Statement captioned "THE MERGER" and "THE MERGER AGREEMENT." If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. No opinion is expressed as to the Merger if the transactions described in the Merger Agreement and the sections of the Registration Statement captioned "THE MERGER" and "THE MERGER AGREEMENT" are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, our opinions might be adversely affected and may not be relied upon.


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      This opinion is limited to the laws of the State of New York, the General
Corporation Law of the State of Maryland (as published in generally available standard compilations) and the federal laws of the United States of America.

      This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement under the captions "LEGAL MATTERS" and "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.




                                   Sincerely,



                                 REED SMITH LLP

SCR/LNH/RGD//CEE





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